The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Overview The notes provide exposure to the S&P® Global 100 PR 5% Daily Risk Control 0.5% Deduction Index (USD) ER (the “Index”). The Ind ex attempts to provide variable notional exposure to the S&P® Global 100 Index (the “Underlying Index”), while targeting an annualized volat ili ty of 5%, subject to the deduction, on a daily basis, of the notional financing cost and a daily deduction of 0.50% per annum. The Underlying Index i s d esigned to measure the performance of 100 large - capitalization multinational companies whose businesses are global in nature and that derive a subs tantial portion of their operating income from multiple countries . Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index: S&P ® Global 100 PR 5% Daily Risk Control 0.5% Deduction Index (USD) ER Index Ticker: SPGLR5TE Participation Rate: 100% Pricing Date: September 30, 2024 Final Review Date: October 2, 2028 Maturity Date: October 5, 2028 Review Dates: Annual CUSIP: 48135TPC1 Preliminary Pricing http://sp.jpmorgan.com/document/cusip/48135TPC1 / doctype/Product_Termsheet/document.pdf Supplement: Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,00 0 principal amount note. For information about the estimated value of the notes, which likely will be lower than t he price you paid for the notes, please see the hyperlink above. Automatic Call If the closing level of the Index on any Review Date (other than the final Review Date) is greater than or equal to the Call Val ue for that Review Date, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on th e n otes. Payment at Maturity If the notes have not been automatically called and the Final Value is greater than the Initial Value, at maturity, you will rec eive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return multiplied by the Participation Rate. If the notes have not been automatically called and if held to maturity, you will receive a full repayment of principal on the notes, even if the level of the Index declines, subject to the credit risks of JPMorgan Chase Financial LLC and JPMorgan Chase & Co . Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Fa ctors" in the prospectus supplement and the relevant product supplement and underlying supplement, Annex A to the prospectus addendum a nd "Selected Risk Considerations" in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r p assed upon the accuracy or the adequacy of this document or the relevant product supplement, underlying supplement, prospectus supplement, p ros pectus and prospectus addendum. Any representation to the contrary is a criminal offense. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 4yr S&P ® Global 100 PR 5% Daily Risk Control 0.5% Deduction Index (USD) ER - Linked Notes North America Structured Investments Terms supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the product supplement no. 3 - I dated April 13, 2023, the underlying supplement no. 2 - IV dated October 20, 2023 and the prospectus addendum dated June 3, 2024 Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 Dated September 3, 2024 Rule 424(b)(3) Total Return at Maturity if not Automatically Called Total Return at Third Review Date* Total Return at Second Review Date* Total Return at First Review Date* Index Return at Review Date 60.00% 36.00% 24.00% 12.00% 60.00% 40.00% 36.00% 24.00% 12.00% 40.00% 20.00% 36.00% 24.00% 12.00% 20.00% 10.00% 36.00% 24.00% 12.00% 10.00% 5.00% 36.00% 24.00% 12.00% 5.00% 3.00% 36.00% 24.00% 12.00% 3.00% 2.00% N/A 24.00% 12.00% 2.00% 1.00% N/A N/A 12.00% 1.00% 0.00% N/A N/A N/A 0.00% 0.00% N/A N/A N/A - 5.00% 0.00% N/A N/A N/A - 10.00% 0.00% N/A N/A N/A - 20.00% 0.00% N/A N/A N/A - 30.00% 0.00% N/A N/A N/A - 50.00% 0.00% N/A N/A N/A - 60.00% 0.00% N/A N/A N/A - 80.00% 0.00% N/A N/A N/A - 100.00% Hypothetical Examples of Amounts Payable Upon Automatic Call or at Maturity** N/A – indicates that the notes would not be called on the applicable Review Date and no payment would be made for that date. *Reflects a Call Premium of 12.00% per annum and the applicable maximum Call Values listed in the table to the left. The Call Premium will be provided in the pricing supplement and will not be less than 12.00% per annum. The Call Values will be provided in the pricing supplement and will not be greater than the applicable maximum. **The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns would likely be lower. Call Premium* Call Value* Review Date At least 12.00% At most 101.00% of the initial value First At least 24.00% At most 102.00% of the initial value Second At least 36.00% At most 103.00% of the initial value Third

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • If the notes have not been automatically called, the notes may not pay more than the principal amount at maturity. • The level of the Index will reflect a 0.50% per annum index deduction and the deduction of a notional financing cost. • The notes are subject to the risks associated with non - U.S. securities. • The Index may not be successful and may not outperform the Underlying Index. • The Index may not approximate its target volatility. • No interest payments, dividend payments or voting rights. • We may determine the payment at maturity for your notes early if a change - in - law event occurs. • JPMorgan Chase & Co. is currently one of the companies that make up the Underlying Index and the Index. • The daily adjustment of the exposure of the Index to the Underlying Index may cause the Index not to reflect fully any appreciation of the Underlying Index or to magnify any depreciation of the Underlying Index. • The Index may be significantly uninvested, which will result in a portion of the Index reflecting no return. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. Selected Risks (continued) • The Index, which was established on September 18, 2023, has a limited operating history and may perform in unanticipated ways. • The Call Value for each Review Date is greater than the Initial Value and increases progressively over the term of the notes. • If the notes are automatically called, the appreciation potential of the notes is limited to the applicable Call Premium Amount paid on the notes. • The automatic call feature may force a potential early exit. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS ) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, superse ded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information presented herein an d a ny such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back - tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on s uch information. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these m att ers. This material is not a product of J.P. Morgan Research Departments. North America Structured Investments 4yr S&P ® Global 100 PR 5% Daily Risk Control 0.5% Deduction Index (USD) ER - Linked Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement, Annex A to the prospectus addendum and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.